Exhibit 99.1

RXi Pharmaceuticals Reports Third Quarter 2018 Financial Results and Recent Corporate Highlights

•	Appoints Gerrit Dispersyn as President and Chief Operating Officer, effective Today

•	Geert Cauwenbergh to Remain CEO and Member of Board of Directors

•	Announces Planned Change in Company Name from RXi Pharmaceuticals to Phio Pharmaceuticals in the Coming Week

•	Ticker Symbol to Change to PHIO in Connection With the Name Change

•	Extended Cash Runway of More Than Seven Quarters with the Completion of a $15 Million Underwritten Public Offering

•	Reduced Net Loss by 40% and 46% for the Three and Nine Months Ended September 30, 2018, Respectively

MARLBOROUGH, Mass., November 14, 2018 /PRNewswire/ RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (sd-rxRNA®) therapeutic platform, reports its financial results for the third quarter ended September 30, 2018 and announces several business updates, including new management appointments and a new Company name and ticker symbol.

“In the past few months, we have focused on continuing to generate meaningful data through our R&D activities, while at the same time being extremely diligent in spending our cash in a way that can maximize the outcome,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. “The significant reduction in net loss for the third quarter, and for the first nine months of 2018, has been the result of a careful selection of academic and industrial partners who have shown a high interest in the potential of our self-delivering platform for RNAi in immuno-oncology (IO) and adoptive cell transfer therapy (ACT). In addition, we have been able to complete a financing of $15 million last month, providing us with a financial runway we expect to last until at least through the first half of 2020.”

Dr. Cauwenbergh continued, “The pending name change from RXi Pharmaceuticals to Phio Pharmaceuticals signifies our commitment to develop our sd-rxRNA platform as a key therapeutic modality in the rapidly expanding field of IO and ACT by weaponizing the body’s immune system in its fight against cancer. Also, in that context, I am very pleased to announce the appointment of Dr. Gerrit Dispersyn as our President and Chief Operating Officer. In the past 18 months, Gerrit has shown a remarkable aptitude in handling the complexities of preclinical and clinical R&D activities in our Company and I believe that under his leadership our Company will succeed in executing its goals, which should result in our shareholders doing well, and most importantly, patients doing well.”

Dr. Gerrit Dispersyn said, “I am grateful for the opportunity to provide additional leadership for our Company’s new chapter and looking forward to delivering on our upcoming milestones. Under Geert’s direction, the Company built an impressive dataset that allows us to confidently develop the next generation of immuno-oncology therapeutics based on our sd-rxRNA platform. I look forward to building on that foundation alongside Geert.”

1

Conference Call Information

The Company will host a conference call today at 4:30 p.m. EST to discuss financial results and provide an update on the Company. The webcast link will be available under the "Investors – Event Calendar" section of the Company's website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 844-376-4678. International participants may access the event by dialing: +1 209-905-5958. An archive of the webcast will be available on the Company's website approximately two hours after the presentation.

Select Financial Highlights for Q3 2018

Cash Position

At September 30, 2018, the Company had cash and cash equivalents of $3.2 million as compared with $3.6 million at December 31, 2017.

On October 3, 2018, the Company closed an underwritten public offering of (i) 3,725,714 units, at a public offering price of $0.70 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock and (ii) 17,702,858 pre-funded units, at a public offering price of $0.69 per pre-funded unit, with each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one warrant. Assuming the warrants are not exercised, net proceeds from the offering were approximately $13.3 million after deducting underwriting discounts and commissions and offering expenses paid by the Company.

The Company believes that with its current cash on hand and the proceeds from the underwritten offering, it has sufficient cash to fund operations through the first half of 2020, which includes initiating a clinical trial with RXI-762 and advancing our immuno-oncology programs toward clinical development. This assumes no new funding through licensing or collaboration agreements.

Revenues

Revenues for the three months ended September 30, 2018 were $57,000 and related to the work performed by the Company as a sub-awardee under the government grant awarded for the development of a novel sd-rxRNA compound, BA-434, that targets PTEN for the treatment of spinal cord injury. The Company had no revenues during the three months ended September 30, 2017.

Research and Development Expenses

Research and development expenses for the quarter ended September 30, 2018 were $0.8 million as compared with $1.5 million for the quarter ended September 30, 2017. The decrease was primarily due to a decrease in clinical trial-related expenses as subject participation is complete for all of the Company’s clinical trials in dermatology and ophthalmology and a decrease in payroll-related expenses due to a reduction in headcount as compared with the prior year period.

General and Administrative Expenses

General and administrative expenses for the quarter ended September 30, 2018 were $0.7 million as compared with $1.0 million for the quarter ended September 30, 2017. The decrease was primarily due to a decrease in payroll-related expenses, including those as a result of a reduction in headcount, as compared to the prior year period.

Net Loss

Net loss for the quarter ended September 30, 2018 was $1.5 million compared with $2.5 million for the quarter ended September 30, 2017. The decrease was primarily due to a decrease in operating expenses, as discussed above.

2

Recent Business Highlights

Research Collaboration with Karolinska Institutet

In August 2018, the Company announced it entered into a research collaboration with the Karolinska Institutet in Stockholm, Sweden. This collaboration will explore RXi’s sd-rxRNA compounds against targets involved in T-cell and NK cell differentiation and/or in the immune cell tumor-induced stress response with the aim of producing anti-tumor adoptive cell therapy grafts with improved functionality and persistence.

New Data Using sd-rxRNA in NK Cells

In September 2018, the Company presented data from its immuno-oncology program using sd-rxRNA therapeutic compounds targeting intracellular checkpoint Cbl-b in NK cells at the 16th Annual Discovery on Target Conference. Data showed that sd-rxRNAs are rapidly and efficiently taken up by immune effector cells without the use of transfection reagents. Using sd-rxRNA compounds against checkpoint inhibitors, we can suppress their expression levels up to 95% in immune cells, including T-cells and NK cells. By treating NK cells ex-vivo, prior to adoptive cell transfer with sd-rxRNA reducing the expression of proteins such as Cbl-b, the anti-tumor response of these cells may be improved.

In November 2018, the Company presented a poster highlighting data demonstrating the potential of sd-rxRNA to improve NK cell potency in ACT at the 33rd Annual Meeting & Pre-Conference Programs of the Society for Immunotherapy of Cancer (SITC). Data showed that by treating NK cells with sd-rxRNA targeting inhibitory receptors such as TIGIT ex vivo, prior to ACT, the anti-tumor response of these cells may be enhanced resulting in a more effective therapy for hematological malignancies.

Additional Corporate Events Announced

Corporate Name Change

As the Company transformed into an immuno-oncology company with the acquisition of MirImmune in 2017 and the strategic decision to focus solely on immuno-oncology in 2018, it became clear that the name RXi Pharmaceuticals no longer accurately reflected the Company’s current business and future direction. The new name reflects the Company’s commitment to providing new treatment options for patients battling cancer.

The Company expects the change in the Company’s name from RXi Pharmaceuticals Corporation to Phio Pharmaceuticals Corp. and the change in the Company’s ticker symbol from RXII to the new trading symbol PHIO to become effective in the coming week.

Appointment of Gerrit Dispersyn as President and Chief Operating Officer

Dr. Dispersyn has been the Company’s Chief Development Officer since April 2017. In connection with the Company’s recently announced corporate name change to better reflect its core focus on immuno-oncology, Dr. Dispersyn will become the Company’s President and Chief Operating Officer as of today. As COO, he will oversee all day-to-day activities of the Company and is in line to become the next CEO of the Company. Dr. Cauwenbergh remains as CEO and a member of the Board of Directors of the Company and will focus on financial, intellectual property and strategic matters.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (sd-rxRNA®) therapeutic platform. The Company's discovery and research efforts are focused on developing sd-rxRNA therapeutic compounds to be used in the context of adoptive cell transfer by targeting checkpoints or other gene targets, or to be used in immunotherapy following intratumoral injection. We aim to maximize the power of our sd-rxRNA therapeutic compounds by weaponizing therapeutic immune effector cells to attack cancer, and to make tumors more susceptible to such attacks, and ultimately provide patients battling cancers with a powerful new treatment option that goes beyond current treatment modalities. RXi intends to develop immuno-oncology therapeutics on our own and in collaboration with partners. For additional information, visit the Company's website, www.rxipharma.com.

3

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the safety and efficacy of our product candidates, future success of our clinical trials and scientific studies, expected duration of available cash runway, our ability to enter into strategic partnerships and the future success of these strategic partnerships, the availability of funds and resources to pursue our research and development projects and general economic conditions. Our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q include detailed risks under the caption "Risk Factors" that may affect our business, results of operations and financial condition. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

ir@rxipharma.com

4

RXI PHARMACEUTICALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues	$57	$–	$138	$–
Operating expenses:
Research and development	838	1,490	3,382	4,166
Acquired in-process research and development	–	–	–	4,696
General and administrative	711	986	2,386	3,209
Total operating expenses	1,549	2,476	5,768	12,071
Operating loss	(1,492)	(2,476)	(5,630)	(12,071)
Total other expense, net	(1)	–	(3)	–
Loss before income taxes	(1,493)	(2,476)	(5,633)	(12,071)
Income tax benefit	–	–	–	1,621
Net loss	$(1,493)	$(2,476)	$(5,633)	$(10,450)
Net loss per share: Basic and diluted	$(0.34)	$(1.05)	$(1.54)	$(4.71)
Weighted average shares: Basic and diluted	4,371,259	2,351,144	3,662,924	2,216,775

5

RXI PHARMACEUTICALS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$3,240	$3,581
Restricted cash	50	50
Prepaid expenses and other current assets	332	201
Total current assets	3,622	3,832
Property and equipment, net	187	248
Other assets	–	18
Total assets	$3,809	$4,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$491	$511
Accrued expenses	1,568	1,754
Total current liabilities	2,059	2,265
Total stockholders' equity	1,750	1,833
Total liabilities and stockholders' equity	$3,809	$4,098

6